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Exhibit 14.1

Form of
Code of Ethical Conduct for Chief Executive Officer

In my role as Chief Executive Officer of Samsonite Corporation,

I recognize that the Chief Executive Officer hold an important and elevated role in corporate governance. I am uniquely capable and empowered to ensure that stakeholders' interests are appropriately balanced, protected and preserved. Accordingly, this Code provides principles to which a Chief Executive Officer is expected to adhere and advocate. The Code embodies rules regarding individual and peer responsibilities, as well as responsibilities to the company, the public and other stakeholders.

I certify to you that I adhere to and advocate the following principles and responsibilities governing my professional and ethical conduct.

To the best of my knowledge and ability:

1.
I act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

2.
I provide constituents with information that is accurate, complete, objective, relevant, timely and understandable.

3.
I comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

4.
I act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing my independent judgment to be subordinated.

5.
I respect the confidentiality of information acquired in the course of my work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of my work is not used for personal advantage.

6.
I share knowledge and maintain skills important and relevant to my constituents' needs.

7.
I proactively promote ethical behavior as a responsible partner among peers in my work environment and community.

8.
I achieve responsible use of and control over all assets and resources employed or entrusted to me.

(Signature)	(Date)

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Form of Code of Ethical Conduct for Chief Executive Officer